Exhibit 4.1

Delaware  PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "MAGNUM HUNTER RESOURCES CORPORATION", FILED IN THIS OFFICE ON THE FIFTH DAY OF AUGUST, A.D. 2010, AT 10:56 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

2758331 8100 100803652	Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 8157821 DATE: 08-06-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:56 Ad 08/05/2010
FILED 10:56 AM 08/05/2010
SRV 100803652 — 2758331 FILE

MAGNUM HUNTER RESOURCES CORPORATION

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

10.25% SERIES C CUMULATIVE PERPETUAL PREFERRED STOCK

(Pursuant to Section242 of the General Corporation Law of the State of Delaware)

Magnum Hunter Resources Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with Section 242of the Delaware General Corporation Law, does hereby certify that:

1. The name of the corporation is Magnum Hunter Resources Corporation (formerly known as Petro Resources Corporation and Kid Critter U.S.A., Inc., the "Corporation").

2. The original Certificate of incorporation (Aft Corporation was filed with the Secretary of State of the State of Delaware on June 4, 1997.

3. The original Certificate of Designation of Rights and Preferences of the 10.25% Series C Cumulative Perpetual Preferred Stock for the Corporation was filed with the Secretary of State of Delaware on December 10, 2009 (the "Certificate of Designation").

4. Pursuant to the authority conferred upon the holders of Series C Cumulative Perpetual Preferred Stock by the Certificate of Designation, and pursuant to the applicable provisions of the General Corporation Law of the State of Delaware, said stockholders adopted the following amendment to the Certificate of Designation by the requisite vote at a duly called meeting of the holders of 10.25% Series C Cumulative Perpetual Preferred Stock amending the rights, preferences, privileges and restrictions of, and the number of shares comprising, the Corporation's 10.25% Series C Cumulative Perpetual Preferred Stock as follows:

Section 1 of the Certificate of Designation is hereby amended and restated to read in its entirety as follows:

Section 1. Number of Shares and Designation. This series of Preferred Stock shall be designated as 10.25% Series C Cumulative Perpetual Preferred Stock, par value $0.01 per share (the ''Series C Preferred Shares"), and the number of shares that shall constitute such series shall be 4,000,000.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Designation to be duly executed and acknowledged by Gary C. Evans its Chairman and Chief Executive Officer as of this 2nd day of August, 2010.

MAGNUM HUNTER RESOURCES CORPORATION

By: /s/ Gary C. Evans
Name: Gary C. Evans
Title: Chairman and Chief Executive Officer